EXHIBIT 10.6







                           BANK OF AMERICA LETTERHEAD



June 3, 1998


Mr. Richard P. Bankosky
Chief Financial Officer
MedE America Corporation
The Financial Center
90 Merrick Avenue, Suite 501
East Meadow, NY   11554


Re: Credit Facility


Dear Mr. Bankosky:


     This letter will serve to confirm our conversation earlier today. As we discussed, Bank of America hereby commits to provide MedE America with a $10MM revolving credit facility to be effective upon the consummation of MedE America's IPO and upon substantially the same terms and conditions as are contained in the current credit agreement. You requested and we have agreed to release the Welsh Carson and William Blair guarantees following the IPO. To effect the change, we would propose an amendment to the existing credit facility.



Best Regards,